UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ABGENIX, INC.
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About the Proposed Transaction

Abgenix, Inc. (“Abgenix”) intends to file a proxy statement and other relevant documents related to the proposed merger with the Securities and Exchange Commission (“SEC”).  ABGENIX STOCKHOLDERS ARE URGED TO READ ABGENIX’S PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov, and Abgenix stockholders and investors may obtain free copies of the documents filed with the SEC by Abgenix (when they are available) from its corporate website at www.abgenix.com or by directing a request by mail or telephone to Abgenix, Inc., 6701 Kaiser Drive, Fremont, California 94555, Attention: Investor Relations, Telephone: 510-608-6500.

Abgenix, its directors and executive officers and other persons may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from stockholders of Abgenix in connection with the proposed merger.  Information regarding the interests of such “participants” will be set forth in Abgenix’s proxy statement regarding the proposed merger when it becomes available.  Information regarding certain of these persons and their beneficial ownership of common stock of Abgenix as of April 8, 2005 is also set forth in the proxy statement for Abgenix’s 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2005.

Event ID:   1179469

Event Name: Amgen Acquires Abgenix - Conference Call and WebCast

Event Date: 2005-12-14T22:00:00 UTC

P: Operator;;

C: Arvind Sood;Amgen;VP, IR

C: Kevin Sharer;Amgen;Chairman, CEO

C: Bill Ringo;CEO, President, Abgenix

C: Richard Nanula;Amgen;EVP, CFO

C: Roger Perlmutter;Amgen;EVP, R&D

C: George Morrow;Amgen;EVP, Commercial Operations

P: Elise Wang;Citigroup;Analyst

P: May-Kin Ho;Goldman Sachs;Analyst

P: Eric Schmidt;SG Cowen;Analyst

P: Steve Harr;Morgan Stanley;Analyst

P: Alex Hittle;A.G. Edwards;Analyst

P: David Witzke;Banc of America Securities;Analyst

P: Matthew Murray;Rodman Renshaw;Analyst

P: [Salving-Cox Novar];Jefferies & Company;Analyst

P: Joel Sendek;Lazard Capital Markets;Analyst

P: Eric Ende;Merrill Lynch;Analyst

P: Meg Malloy;Goldman Sachs;Analyst

P: [Steve Schofield];EAC Management;Analyst

P: Jason Kantor;RBC Capital Markets;Analyst

Operator: Today for Amgen’s and Abgenix’s conference call to discuss Amgen’s acquisition of Abgenix. [OPERATOR INSTRUCTIONS] I would now like to introduce Arvind Sood, Vice President of Investor Relations. Mr. Sood, you may now begin, sir.

Arvind Sood: Okay. Thank you. Good afternoon, everybody. I’d like to welcome you to our conference call this afternoon. Before we start, I need to make some cautionary statements. When we estimate dilution, peak sales, expenses, operating losses and tax credits and other financial metrics, discuss expected legal, regulatory, or clinical results, product profiles and expected timing of events, including regulatory submissions and closings, such estimates and results are forward-looking statements and, of course, we can’t guarantee that these will be accurate, and actual results could vary materially. You can refer to our 10-Q for additional information on the uncertainties and risks related to our business.

Let me quickly go over the agenda for today’s call. First, Kevin Sharer, who is Amgen’s Chairman and CEO, and Bill Ringo, who is President and CEO of Abgenix, will provide the rationale for this transaction; then Richard Nanula, who is Amgen’s Chief Financial Officer, will review the structure of the transaction and its financial implications for Amgen. We also have Roger Perlmutter, who is our Executive VP of Research and Development, and Roger will discuss the key product candidates involved in the transaction, and the additional value that we see in Abgenix’s programs. And we also have

George Morrow, who is our Executive VP of Worldwide Sales and Marketing, who will talk about the commercial opportunity for panitumumab. So, with that, let me turn the call over to Kevin. Kevin.

Kevin Sharer: Thanks, Arvind. Thank you for joining us today. I’m pleased to be here today to discuss Amgen’s acquisition of Abgenix, which we just announced. Abgenix is a natural strategic fit for Amgen given our long-term partnership with them and the substantial opportunity we see in panitumumab, supported by the positive Phase 3 data we announced on November 3rd. This acquisition gives Amgen full ownership of panitumumab and eliminates a royalty on denosumab. Panitumumab represents a key entry point for Amgen as we add cancer therapeutics to our existing oncology supportive care franchise. As most of you know Amgen, working closely with Abgenix under a co-development agreement from the Immunex acquisition, has led the development of panitumumab for the last several years.

And we are also pleased that the transaction includes the manufacturing facility that will produce panitumumab. This plant will be capable of meeting demand for panitumumab through the end of the decade and will further expand Amgen’s world-class protein manufacturing capabilities. More than anything this deal represents an increased investment in our pipelines and demonstrates our confidence in the large commercial potential of both panitumumab and denosumab.

Before I turn the call over to Bill, let me emphasize that we believe this transaction brings value to both Abgenix — excuse me, Amgen and Abgenix shareholders. Because of our existing relationship, Amgen is in a position to judge the value of Abgenix and its key products. We believe that the terms of our agreement reflect a significant commercial potential of the products and makes the combination financially attractive to both parties and their shareholders. We believe that this combination will create additional growth for Amgen shareholders in the future and will help us continue to deliver novel therapies to the market.

Bill Ringo: Let me just say how excited we are at Abgenix about this combination. From my perspective, and the perspective of the Abgenix Board of Directors, this transaction offers exceptional value to the shareholders of our company. Amgen and Abgenix both have a passion for innovative science, and we share Amgen’s enthusiasm for panitumumab’s potential. We have enjoyed a very successful collaboration on the development of this product to date and believe that full ownership of panitumumab by Amgen as well as our state-of-the-art manufacturing facility will further ensure this product’s commercial success. We also believe that our antibody discovery and development programs will prove to be valuable assets for Amgen as well. Our proprietary XenoMouse technology has resulted in numerous key pipeline candidates for our partners.

For Abgenix, becoming part of Amgen will allow us to truly leverage the potential of our growing portfolio of antibody product candidates. Amgen possesses the resources, expertise and capital that these multiple projects will require. We look forward to the commercialization of panitumumab and bringing this important therapeutic to cancer patients.

Finally, let me acknowledge the great appreciation that I have for the employees of Abgenix. From the discovery and early development of panitumumab to our success during the past two years in upgrading the organization and the efficiency and the contributions of our employees have been tremendous. They can be very proud of their remarkable accomplishments. Now let me turn the call over to Richard.

Richard Nanula: Thanks, Bill. As you all know, Amgen recently announced its offer to acquire Abgenix for $22.50 per share or approximately $2.2 billion in cash plus the assumption of debt. Its valuation is based on our longstanding working relationship with Abgenix and fairly reflects the value we see in 100% ownership of panitumumab, the key driver of our interest and the financial rationale for the transaction. It also eliminates the need — eliminates a tiered royalty obligation on denosumab, which brings additional value to the transaction given the large global commercial opportunity we see for this product should it gain approval. In addition, we are pleased to add their Fremont manufacturing facility, which will produce panitumumab, and will save or delay by many years the effort and the several hundred million dollars it would cost us to build the capacity ourselves. Further, we gain substantial net operating losses and tax credits that should result in over $300 million in future cash tax savings to Amgen.

The transaction is expected to result in modest dilution of adjusted earnings per share in 2006 and 2007 in the range of $0.05 to $0.10 per year and be accretive to adjusted earnings per share thereafter assuming commercial success of Panitumumab. We made this an all cash deal in order to take advantage of our strong balance sheet and free cash flow and to minimize dilution to shareholders. The deal is not anticipated to have any credit rating impact and we will continue to benefit from a strong balance sheet post transaction.

We expect to retain substantially all of the Abgenix manufacturing employees. We’ll be reviewing ongoing Abgenix business needs and opportunities at Amgen with Abgenix’s other employees in the coming months. The transaction is subject to approvals by Abgenix shareholders and regulatory authorities as well as customary closing conditions, and we expect to close by the end of the first quarter of 2006. Before I turn the call over to Roger, let me also add I’m excited about the potential of this transaction and I believe it will contribute to our ability to grow Amgen and deliver strong results to our shareholders. Roger.

Roger Perlmutter: Thanks, Richard. Well, first things first. Abgenix’s science has delivered a number of pipeline product candidates that have the potential to help fight serious illness and dramatically improve patients’ lives, and that’s what we’re all about here at Amgen. As Bill mentioned, Abgenix’s antibody technology contributed to the discovery of panitumumab and denosumab as well as several other promising antibodies for Abgenix and for their partners.

Let me speak about panitumumab, which is the key driver of the transaction. We’re extremely excited about the recent data from the pivotal 408 Phase 3 study which we announced in early November. Panitumumab as you know is a fully human antibody from the XenoMouse platform, which is being developed for the treatment of colorectal and head and neck cancer as well as for the treatment of other solid tumors. Amgen and Abgenix believe that panitumumab has significant potential as the first epidermal growth factor receptor inhibitor to demonstrate a statistically significant improvement in progression free survival rate for metastatic colorectal cancer patients who have failed standard chemotherapy. Panitumumab is the first fully human monoclonal antibody in cancer trials to target the EGF receptor.

We believe that panitumumab, once approved, will be attractive to oncologists for a number of reasons. First, it has demonstrated a low rate of infusion reaction and immunogenicity. Second, it can generally be administered without premedication or a loading dose. Third, Panitumumab can be dosed flexibly with weekly, every two weeks, and every three week dosing under investigation. And finally and most importantly it has demonstrated a predictable response across studies and in patient sub-populations including across the populations that differ with respect to EGF receptor staining intensity. The Phase 3 results included a total of 401 events and a median follow-up of 20 weeks. Improvement in progression-free survival with Panitumumab was highly statistically significant at 5% level. Panitumumab reduced the rate of tumor progression by 46% in comparison to that seen in patients receiving best supported care alone. This dramatically exceeded our expectations.

We believe that these data along with data from our two U.S. studies will permit registration in the chemotherapy refractory and colorectal cancer setting. In preparation for the panitumumab biologics license application submission Abgenix has successfully completed four conformance slots. We’re also preparing for the pre-approval inspection, which will be done by regulatory authorities in the United States and Europe. Our rolling BLA filing will begin in a few days.

We believe there’s substantial opportunity for panitumumab in the first-line treatment of colorectal cancer and in combination with VEGF inhibitors and other agents. Interim response rate data for approximately 150 patients in the PACCE trial, which is studying panitumumab in combination with Avastin® and chemotherapy as a first-line treatment for metastatic colorectal cancer, are expected shortly. We’re also evaluating panitumumab in combination with our multikinase inhibitor AMG 706 and Phase 1b trial. Beyond these ongoing trials we will be initiating several registrations and supporting medical affairs studies in 2006, these studies include Phase 3 first-line colorectal cancer treatment in combination with oxaliplatin, Phase 2 second-line colorectal cancer in combination with chemotherapy, a Phase 3 colorectal cancer trial in the adjuvant setting, and a Phase 3 study in metastatic recurrent head and neck cancer, which is a straight study, of course. In addition Abgenix’s pipeline includes ABX PTH, which is currently in Phase 1 for the treatment of secondary hyperparathyroidism, a disease with which we have significant expertise.

As you know, Sensipar®, which has a different mechanism of action, has exceeded our expectations and is the only treatment that lowers parathyroid hormone levels while simultaneously lowering the calcium phosphorus product, calcium and phosphorous in patients with end-stage renal disease. Preclinical studies demonstrate that ABX-PTH to be highly potent in in vivo models of secondary hyperparathyroidism and we look forward to further exploring the potential of this molecule. Finally, we are very, very interested in the XenoMouse platform as a means of developing additional molecules which will bring important benefits to the patients whom we serve. I will now turn the call over to George.

George Morrow: Thanks, Roger. The three fundamental reasons we’re so excited about panitumumab on the commercial side of the house. First, we’re proud to have such an outstanding portfolio of oncology supportive care products and we firmly believe that adding a cutting edge targeted therapeutic will lead to deeper and richer overall dialogues with oncologists and their staffs. Second, as the first fully human monoclonal antibody directed against EGFr, Panitumumab has the potential to be differentiated in a clinically meaningful way. Factors such as dosing convenience and low immunogenicity represent important clinical differences according to our extensive market research. The third and perhaps most exciting factor is the opportunity to grow the EGFr class. Assuming clinical trial success realistic penetration rates into all lines of colorectal cancer, and that’s first, second, third, and adjuvant plus head and neck cancer, a relatively conservative panitumumab share of the EGFr class and pricing policy, we believe that panitumumab represents a $2 billion global sales opportunity. Again, in just those two tumors alone.

Currently the global colorectal cancer market is underdeveloped as it pertains to the EGFr class, which has only partially penetrated late second and third lines of treatment. First line colorectal cancer represents more than 100,000 parents who could potentially benefit from Panitumumab if we can demonstrate a benefit in clinical trials, and just a note, second line is 47,000 patients, third line is 22,000 patients, and adjuvant is more than 125,000 patients. In addition, the head and neck market represents another unrealized opportunity in which the EGFr class has demonstrated a significant survival benefit. Establishing efficacy in other tumors besides colorectal head and neck represents incremental upside revenue. As Roger detailed we have a robust development program designed to realize this opportunity and a great team to deliver on these opportunities.

As my colleagues have mentioned, we know this product candidate well and are confident in our ability to successfully commercialize it and get it to metastatic colorectal cancer patients in the near term. The fact that that will influence the rate of panitumumab revenue build includes the timing of clinical data publications in various tumor types and stages and establishing reimbursement. So, we look forward to sharing our progress on panitumumab and providing more color on our plans for commercialization including pricing, as we get closer to approval. Kevin.

Kevin Sharer: Thanks, George. As Roger pointed out, the recent panitumumab data exceeded our expectations and we believe firmly in the potential of this product. For this reason and for the others outlined by our team here today, we believe that acquiring

Abgenix is a strategically compelling and logical step for Amgen. For shareholders we believe that the acquisition of Abgenix will contribute to our growth as well as to our ability to continue to deliver pioneering science and innovation. I’d also like to thank Bill and the entire Abgenix team for their commitment to Panitumumab and our partnership over the years. We’ve worked together in the spirit of cooperation and we look forward to this new aspect in our relationship. Our thanks for your attention. We’ll now turn the discussion over to Q&A. Operator. We’ll take the first question.

Operator: [OPERATOR INSTRUCTIONS] Your first question comes from the line of Elise Wang with Citigroup.

Elise Wang: Thanks for taking my question. I was wondering, could you give us more details on what your underlying assumptions are for the $2 billion in global peak sales? You obviously alluded to both colorectal and head and neck cancer, but could you perhaps give us some more information about are you assuming widespread use in first, second, third-line, and also any other types of assumptions that support that $2 billion?

Kevin Sharer: Our initial patients are colorectal, second and third line metastatic, colorectal first line metastatic, adjuvant, and then head and neck, stage 4, and local regional. So we think right now, Elise, we have pretty conservative market penetration rates, pretty conservative prices, I said, and really it’s the staging of these studies when Roger is able to get the data, publish it, get the label and/or compendia citations that will drive the revenue ultimately, so the ramp will reflect that going forward. We also assume there will be some competition down the road as we approach peak sales. So I think we’ve gone about that in a pretty conservative fashion. And again as I mentioned, all other tumors and obviously this class is being explored in a variety of tumors represent upside to our forecast.

Operator: Your next question comes from the line of May-Kin Ho with Goldman Sachs.

May-Kin Ho: Hi, can you talk a bit about what the potential impact is on the R&D spending next year? Because you outlined a number of trials that you want to do with P-mab and obviously there are other antibodies in the pipeline from Abgenix that could be interesting as well.

Kevin Sharer: Let me, May-Kin, try, and then I’ll turn it over to Roger. We, as you all know, I think, have a January 26th event in New York where we’re going to talk about our guidance for ‘06 and report on ‘05 results. But I can certainly say in general terms that we plan on continuing as we have in the past increasing R&D spending. We see well within our budgeted range for next year the ability to expand the development of Panitumumab, and go back to other large important clinical trials. So we can handle this and Roger might want to have a little bit more detail, but I want to assure our investors that this fits well within our ability to fund it.

Roger Perlmutter: Yes, not much to add, May-Kin, just to say that we have a very,very ambitious clinical trial scheduled for 2006, 2007. Panitumumab is a significant, though not overwhelming component of that. We’ll be taking on the additional 50% of the development costs by virtue of the fact that we now own the entire molecule. But the other things that we would do with Abgenix research and antibodies are really kind of a small item in our overall R&D budget compared to the totality of everything else that we’re doing. We’ll have a chance to go into a lot more detail at the end of January but suffice it to say it’s not going to have a huge impact.

Operator: Your next question comes from the line of Eric Schmidt with SG Cowen.

Eric Schmidt: Good afternoon. A question for George on the conservative pricing. First, I guess I wasn’t aware that there was such a thing as conservative pricing in cancer these days but there’s probably a bit of disparity between the front line agents in colorectal cancer and the refractory agents. I’m just wondering on what end of the spectrum your conservative pricing might fall?

George Morrow: It’s really premature, Eric, to talk about what price we’ll go with. I think when we have our meeting in January we’ll share more of our thinking along those lines. The only reason I said conservative pricing is when we did our — ran our models, it’s probably the lowest price we could imagine charging in the marketplace, and, we always want to do value-based pricing, so once we learn more about how this product works, particularly in first line, we’ll be in a much better position to set a price. We’re also going to talk to a lot of customers in the marketplace before we settle on price.

Eric Schmidt: Thanks a lot.

Operator: Your next question comes from the line of Steve Harr with Morgan Stanley.

Steve Harr: When you guys look at the uptake over the next couple of years, do you expect the Pace trial to — or other combination studies to lead to an early compendia listing? Or should we expect a relatively slow launch with a monotherapy label and reimbursement and then growing over time towards your $2 billion target?

George Morrow: Yes, we do expect, when we publish the Pace data, for it to lead to a compendia citation, obviously assuming that it’s got the kind of results that we’re anticipating.

Steve Harr: 150-patient response rate data or the full outcomes data?

Kevin Sharer: What we’re talking about, Steve, is the full data. There are a set of interim analyses. This is not a registration enabling study. It’s a study that’s designed to give us the information that we need to know how best to use Panitumumab in the first-line setting. I think it’s worth it probably at this point to mention that the full potential of the EGF receptor class in Panitumumab in particular is not at all known now and exactly when one should use Panitumumab in the setting of the progression of colorectal cancer is unclear. A lot of studies that we’re doing provide information on that. Some of those are registrational but some of those are exploratory and will give us a lot more understanding of this. I think there’s reason to believe that Panitumumab will be more broadly useful than we imagined.

Operator: Your next question comes from the line of Alex Hittle with A.G. Edwards.

Alex Hittle: I was wondering in the trials that you laid out in your general plans is there something that — or some group of trials that will be done as a result of the merger that might not have happened had the two companies stayed separate?

Kevin Sharer: At the moment, our plan, as I said, is a very ambitious one that looks at the totality of potential treatment options within colorectal cancer and in metastatic head and neck cancer. We have recently put together this plan. We see this as being exploiting all the areas that at that time moment look very, very attractive. But we review these plans constantly. I mean, it’s a month-by-month basis. So we can expect we’ll add other things. I think that it is the case that because of the fact that we now completely control this product we’ll be even more streamlined in the way that we approach our clinical trial design and execution. And that’s an important advantage. But right at the moment we’re not planning to change strategy as a result of the acquisition.

Richard Nanula: A way to think about it is, too, when you go down the road, is with Amgen’s capability and resource, if it turns out that this biological class has opportunities that we don’t contemplate at the moment we’ll be able to have the resource to explore that, and as we all know trying to predict the course of biology and which product is going to work where is difficult but I think this puts the product in a place where its full potential will be achieved with more likelihood and sooner than it would have been in a partnership.

Alex Hittle: Thank you.

Operator: Your next question comes from the line of David Witzke with Banc of America Securities.

David Witzke: Yes, thank you for taking my question. I guess first, have you seen the PACCE data already? I assume you might have that in-house before this announcement. And then also when might we see the full study 408 data?

Kevin Sharer: We haven’t seen the PACCE data yet. If we had, we’d be talking about it. We’re not expecting to see them for a little while. In the 408 data, we’re going to have a chance to talk in more detail about them at the end of January, and then there will be a variety of scientific presentations. So you’ll get a chance to look at them in a lot of detail over the next four to five months.

David Witzke: Thanks. And finally, I guess the vast majority of the $2 billion market opportunity is in settings with chemo or radiation which means you must feel confident about that ImClone patent will not be upheld. Can you speak to your confidence there?

Kevin Sharer: Well, we’ll give you a break and answer question, two. But we think that — we’re not going to comment today on intellectual property issues but we do want to say we’re well aware of ImClone’s patent and we are confident in our ability to bring panitumumab to market. Okay. Let’s go to another question. Thank you.

Operator: Your next question comes from the line of Matthew Murray with Rodman Renshaw.

Matthew Murray: Thanks for taking my question. I hate to bring bring up bad memories but I remember with the announcement of the Immunex acquisition that you had a press release that stated ENBREL® sales of $3 billion by 2005. I was wondering if you could give us a time line on the $2 billion and more sales of panitumumab and also other indications that we might be able to build out a total peak sales number on?

Kevin Sharer: Thanks for that question, Matt. We were — you’re right, we did say $3 billion by 2005, and we’re going to miss that by a few months, but when you’re making a call of anything in life five years out, I’d say we were about two feet from the cup. In terms of panitumumab, the $2 billion we’re not going to put a date around. It’s hard to know, but I would like to say that when we did announce the Immunex acquisition we didn’t have any expectation whatever that Panitumumab would work, and there was no value assigned, and so we’re feeling pretty good about Immunex today given that I would venture to say that we’re going to end up from that acquisition ultimately substantially north of $5 billion in total revenue. So this week, at least, we’re feeling pretty good about Immunex.

Matthew Murray: Thank you.

Operator: Your next question comes from the line of Salving-Cox Novar with Jefferies & Company.

[Salving-Cox Novar]: Hi, my question was just answered. Thank you.

Operator: And your next question comes from the line of Joel Sendek with Lazard Capital Markets.

Joel Sendek: Hi. Thanks a lot. Just on the model, if I tack on Abgenix’s 3Q expense run rate to my model for ‘06 I get to about $0.08 a share dilution. So given your guidance of $0.05 to $0.10 is it fair to say you don’t expect any cost synergies under the deal the next year or so?

Kevin Sharer: I think rather than parse through, I think we’ve said a nickel to a dime for a particular reason. There will be some cost synergies in the transaction. There will be a little bit of revenue as we get approval next year. We will also, I think, from a transaction standpoint, need to launch the product, and those expenses, so I think a nickel to a dime is a pretty good, estimate to think about.

Joel Sendek: Would you give us more detail in your meeting on the 26th?

Kevin Sharer: I think we will talk quite a bit more about panitumumab itself, but I think, given Amgen’s overall expense base of $7 or $8 billion, I don’t think we’re going to spend a lot of time particularly talking about the incremental expenses of Panitumumab and Abgenix. I think we’ll give you a good sense of what we’re going to spend our money on in ‘06 as an overall combined company and what our outlook is for revenue but I don’t think we’ll spend too much time. We’ll obviously answer any questions you have.

Joel Sendek: Got it. Thanks.

Operator: Your next question comes from the line of Eric Ende with Merrill Lynch.

Eric Ende: Thanks. Just a quick question. First of all what are you going to do with the convertible debt from Abgenix? And then also, you may have already said something about ABX PTH, but given the success of Sensipar what are the plans there?

Kevin Sharer: I think of the convertible debt we’ll end up paying off, on or around the close, I would expect. And the second question is probably for you, Roger.

Roger Perlmutter: Yes. The — as I mentioned in my comments, we’re going to have the opportunity now to look carefully at the ABX-PTH data, that clinical study is still underway, and have a chance to see how that fits into the broader spectrum of the secondary hyperparathyroidism market. The same applies incidentally to a set of molecules that are potential collaboration opportunities that Abgenix had and also their own antibodies that they were developing so there’s a lot of good stuff to go through here. After all Abgenix is the most successful producer of fully human monoclonal antibodies and those are proven therapies.

George Morrow: Eric, I would add that the ABX-PTH study is a multidose study that we’d expect to have enrolled by the end of this year or very close to that time frame and should have the data before too long into 2006.

Eric Ende: Great, thanks.

Operator: Your next question comes from the line of Meg Malloy with Goldman Sachs.

Meg Malloy: Thanks, just picking up on Abgenix technology, have you thought about your strategy with respect to licensing the technology to other companies? And how much was potential royalty streams from already existing partners factored into the considerations for the deal?

Kevin Sharer: Meg, we probably aren’t going to be able to get into that level of detail. But I want to make an important, I think, that’s an important question, we know the XenoMouse technology platform has been widely popular in our industry, the biotechnology industry. We know that there are customers who depend on that platform and we’re mindful of that, and respectful of it, and we want to make sure that we deliver properly. As to the ultimate disposition of that technology platform, we’ve got to think it through, but we are mindful of our obligations to supply customers.

Meg Malloy: Thank you.

Arvind Sood: This is Arvind Sood. We have kind of envisioned keeping this call to about half an hour so why don’t we take maybe a last two questions.

Operator: Okay, sir. Your next question comes from the line of Steve Schofield with EAC Management.

[Steve Schofield]: Yes, thank you. In the Abgenix 10-K, it mentions Amgen’s drug cinacalcet HCI competes with Abgenix drug ABX PTH, is there some fact and overlap, do these two drugs compete? And if they do how does that affect the antitrust review for the merger and your ability to close in Q1?

Roger Perlmutter: I think that as I mentioned, Steve, the, this is Roger, I think that it’s a little early to look at the ABX-PTH molecule. We don’t exactly know where it would be used. In fact, even if it could be used in the secondary hyperparathyroidism market. And that’s something that’s important to look at and we will have a look at it and we’re certainly not concerned about it from the perspective of an antitrust.

George Morrow: And keep in mind as well, PTH is a predevelopment drug, and it’s also — early development drug, and it’s also a different method of action — or mode of action. Sorry.

[Steve Schofield]: Okay. Thank you.

Operator: And your next question comes from the line of Jason Kantor with RBC Capital Markets.

Jason Kantor: Thanks. You answered most of it in the answering Meg’s question but there are some existing, fairly large collaborations where I think some of the partners have significant rights in the area of some of the cancer antibodies in development. Wondering if there’s any way or any plans to divorce yourself from any of those situations or do you plan to continue with all the current partners?

Kevin Sharer: You’re right to point out that there are quite a number, so it’s difficult to have some broad clean answer to that question. We’ll evaluate each one of those arrangements. We have already. I would expect that over time in due process with full participation by all the parties, there will be some modifications. But we’ll be thoughtful about it, and we, in our due diligence, didn’t see any of them as being burdensome or ones that we couldn’t imagine coming to good accommodation on both sides. We’ll — good questions today. Thank you very much. We appreciate being with you, and hope that we can see most of you in New York on January 26th, and have a happy holiday season, and we’ll be back at it in a couple of weeks. See you.

Operator: Thank you, gentlemen, and, ladies and gentlemen, that have dialed in to listen to the conference call today, we do appreciate your joining. This does conclude our conference call this afternoon, and you may now disconnect.

Amgen Forward-Looking Statement

This communication contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about future financial and operating results and Amgen’s anticipated acquisition of Abgenix. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, statements of expected synergies, dilution and accretion, financial guidance, peak sales, timing of closing, industry ranking, execution of integration plans and management and organizational structure are all forward-looking statements. Risks, uncertainties and assumptions include the possibility that the development of certain products may not develop as expected or proceed as planned; that the acquisition does not close or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; that prior to the closing of the acquisition, the businesses of the companies suffer due to uncertainty; that the parties are unable to successfully execute their integration strategies, or achieve planned synergies, as well as other risks that are discussed below and others that can be found in Amgen’s and Abgenix’s Form 10-K for the year ended December 31, 2004, and in Amgen’s periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Amgen’s results may be affected by its ability to successfully market both new and existing products domestically and internationally, sales growth of recently launched products, difficulties or delays in manufacturing our products, and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. The length of time that it takes for Amgen to complete clinical trials and obtain regulatory approval for product marketing has in the past varied and Amgen expects similar variability in the future. Further, only the FDA can determine whether the product candidates are safe and effective for the use(s) being investigated. In addition, sales of Amgen’s products are affected by reimbursement policies imposed by third party payors, including governments, private insurance plans and managed care providers, and may be affected by domestic and international trends toward managed care and healthcare cost containment as well as possible U.S. legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of our products. In addition, Amgen competes with other companies with respect to some of Amgen’s marketed products as well as for the discovery and development of new products. Amgen, or others could identify side effects or manufacturing problems with Amgen’s products after they are on the market. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. Further, some raw materials, medical devices, and component parts for our products are supplied by sole first party suppliers.

Abgenix Forward-Looking Statement

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934.  Such forward-looking statements are subject to uncertainties that could cause actual future events and results of Abgenix and Amgen to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs, and assumptions that Abgenix believes are reasonable but are not guarantees of future events and results.

Actual future events and results of Abgenix may differ materially from those expressed in these forward-looking statements as a result of a number of important factors.  Factors that could cause actual results to differ materially from those contemplated above include, among others: the financial performance of Abgenix, regulatory review and approvals, the uncertainty of the outcome of research and development activities, manufacturing capabilities and difficulties and the complexity of Abgenix’s products, competition generally and the increasingly competitive nature of Abgenix’s industry, litigation, stock price and interest rate volatility, marketing effectiveness, liability from as-yet-unknown litigation and claims and changes in laws, including tax laws, that could affect the demand for Abgenix’s products.  In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors including, among others, general industry and market conditions and growth rates, economic conditions and governmental and public policy changes.  Abgenix undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  The foregoing review of factors that could cause Abgenix’s actual results to differ materially from those contemplated in the forward-looking statements included in this communication should be considered in connection with information regarding risks and uncertainties that may affect Abgenix’s future results included in Abgenix’s filings with the Securities and Exchange Commission at www.sec.gov.

Participants in Solicitation

Amgen Inc. (“Amgen”) and Abgenix, Inc. (“Abgenix”) and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Abgenix stockholders in connection with the merger.  Information about the directors and executive officers of Amgen and their ownership of Amgen’s stock is set forth in the proxy statement for Amgen’s 2005 Annual Meeting of Stockholders.  Information about the directors and executive officers of Abgenix and their ownership of Abgenix’s stock is set forth in the proxy statement for Abgenix’s 2005 Annual Meeting of Stockholders.

Additional Information About the Acquisition and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Abgenix by Amgen.  In connection with the proposed acquisition, Amgen and Abgenix intend to file relevant materials with the SEC, including Abgenix’s proxy statement.  STOCKHOLDERS OF ABGENIX ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ABGENIX’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Abgenix stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Abgenix.  Such documents are not currently available.